Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	October 20, 2010
Contact:	Ron Martin/Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 3rd QUARTER RESULTS

OAKDALE, CA — Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported financial results.  For the three months ended September 30, 2010, the Bank reported net income of $1,141,000, compared to net income of $879,000 for the three months ended September 30, 2009. After adjustment for preferred stock dividends and accretion this represents net income available to common shareholders of $931,000, or $0.12 per diluted share, compared to $669,000, or $0.09 per diluted common share, for the three months ended September 30, 2009.

Year-to-date results for the nine months ended September 30, 2010, include net income of $3,128,000 and net income available to common shareholders of $2,496,000, compared to net income of $1,264,000 and net income available to common shareholders of $633,000 during the same period last year.

Net interest income for the three months ended September 30, 2010 increased by $339,000 over the same period the previous year to $6.4 million.  For the nine months ending September 30, 2010 net interest income was $18.7 million, a $1.1 million increase over the $17.6 million for the same period last year.  Net interest margin for the three months ended September 30, 2010 was 5.23%, compared to 5.06% during the same period last year.  Year-to-date net interest margin was 5.27%, compared to 4.96% in the first nine months of 2009.

“The third quarter proved to be another positive quarter for the bank in terms of net interest income Our net interest margin remained strong as our cost of funds continued to decrease, offsetting the repricing of credits in this historically low rate environment,” stated Ron Martin, CEO.

Noninterest expense for the three-months ended September 30, 2010 was of $4.2 million, compared to $4.7 million for the same period in 2009.  For the nine-months ended September 30, 2010, noninterest expense totaled $13.0 million, compared to $13.5 million for the same period the previous year.  Write downs and expenses associated with impaired loans and Other Real Estate Owned (OREO) continue to impact noninterest expense totals, but were down to $700,000 year-to-date versus $2.0 million during the same period in last year.

Nonperforming assets as of September 30, 2010 totaled $10.7 million or 2.00% of total assets, a decrease from the $11.9 million, or 2.29%, at June 30, 2010, yet relatively flat compared to the $10.9 million, or 2.09% in nonperforming assets for the same period the previous year. The reduction marked the third consecutive quarter in which the Bank recorded a decrease in non-performing assets.

The provision for loan losses for the nine months ended September 30, 2010 were down $1.9 million from the same period the previous year to $3.0 million, corresponding to the stabilization of the loan portfolio.

Total assets grew to $534.9 million at September 30, 2010, an increase of $13.7 million, or 2.6%, over September 30, 2009. Gross loans decreased to $409.0 million as of September 30, 2010, a decrease of $16.4 million, or 3.9% from September 30, 2009. The Bank’s total deposits increased to $448.9 million on September 30, 2010, which was an increase of $17.4 million, or 4.0% over September 30, 2009.

“As we continue to navigate the waters of economic uncertainty, we are pleased with our deposit growth and ability to improve our deposit mix as awareness of the Oak Valley brand increases and customers naturally gravitate toward reliable banks with proven stability,” remarked Chris Courtney, President.  “The additional liquidity positions us well to serve the borrowing needs of the business community as consumer confidence improves and loan demand returns to more normal levels,” concluded Courtney.

Oak Valley Bancorp operates Oak Valley and Eastern Sierra Community Bank, through which it offers a variety of loan and deposit products to individuals and small businesses. The Company currently operates through 12 conveniently located branches: Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, two branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the corporation’s possible or assumed future financial condition, and its results of operations and business.  Forward-looking statements are subject to risks and uncertainties.  A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

Oak Valley Community Bank

Statement of Condition (unaudited)

($ in thousands, except per share)	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
Selected Quarterly Operating Data:	2010	2010	2010	2009	2009

Net interest income	$6,359	$6,244	$6,060	$6,079	$6,020
Provision for loan losses	1,005	1,005	1,005	900	925
Non-interest income	676	732	647	618	778
Non-interest expense	4,188	4,316	4,445	4,749	4,745
Income before income taxes	1,842	1,655	1,257	1,048	1,128
Provision for income taxes	701	616	309	313	249
Net income	1,141	1,039	948	735	879
Preferred stock dividends and accretion	(210)	(211)	(211)	(210)	(210)
Net income available to common shareholders	931	828	737	525	669

Earnings per common share - basic	0.12	0.11	0.10	0.07	0.09
Earnings per common share - diluted	0.12	0.11	0.10	0.07	0.09
Dividends declared per common share (1)	—	—	—	—	—
Return on average common equity	7.38%	6.84%	6.22%	4.41%	5.73%
Return on average assets	0.86%	0.81%	0.75%	0.56%	0.67%
Net interest margin (2)	5.23%	5.36%	5.22%	5.10%	5.06%
Efficiency Ratio (2)	58.99%	61.21%	65.59%	69.52%	68.77%

Capital - Period End
Book value per share	$6.57	$6.38	$6.24	$6.14	$6.06

Credit Quality - Period End
Nonperforming assets/ total assets	2.00%	2.29%	2.85%	3.16%	2.09%
Loan loss reserve/ gross loans (3)	1.88%	1.85%	1.65%	1.65%	1.50%

Period End Balance Sheet
($ in thousands)
Total assets	$534,879	$519,203	$520,275	$524,722	$521,179
Gross Loans	408,971	411,067	411,013	425,627	425,374
Nonperforming assets	10,690	11,882	14,854	16,568	10,904
Allowance for credit losses (3)	7,700	7,614	6,762	7,020	6,396
Deposits	448,904	435,756	431,624	429,210	431,533
Common Equity	50,605	48,984	47,904	47,192	46,563
Total Capital (4)	64,105	62,484	61,404	60,692	60,063

Non-Financial Data
Full-time equivalent staff	115	117	118	117	120
Number of banking offices	12	12	12	12	12

Common Shares outstanding
Period end	7,702,127	7,681,877	7,681,877	7,681,877	7,681,877
Period average - basic	7,692,900	7,681,877	7,681,877	7,681,877	7,668,891
Period average - diluted	7,729,175	7,720,440	7,705,488	7,709,076	7,694,058
Market Ratios
Stock Price	$5.40	$5.25	$4.10	$4.41	$4.30
Price/Earnings	11.25	12.14	10.54	16.27	12.43
Price/Book	0.82	0.82	0.66	0.72	0.71

	NINE MONTHS ENDED
	SEPTEMBER 30,	SEPTEMBER 30,
($ in thousands, except per share)	2010	2009

Net interest income	$18,663	$17,563
Provision for loan losses	3,015	4,962
Non-interest income	2,055	2,023
Non-interest expense	12,949	13,469
Income before income taxes	4,754	1,155
Provision for income taxes	1,626	(109)
Net income	3,128	1,264
Preferred stock dividends and accretion	(632)	(631)
Net income available to common shareholders	2,496	633

Earnings per common share - basic	0.32	0.08
Earnings per common share - diluted	0.32	0.08
Dividends declared per common share (1)	—	0.025
Return on average common equity	6.83%	1.85%
Return on average assets	0.81%	0.32%
Net interest margin (2)	5.27%	4.96%
Efficiency Ratio (2)	61.88%	67.54%

Capital - Period End
Book value per share	$6.57	$6.06

Credit Quality - Period End
Nonperforming assets/ total assets	2.00%	2.09%
Loan loss reserve/ gross loans (3)	1.88%	1.50%

Period End Balance Sheet
($ in thousands)
Total assets	$534,879	$521,179
Gross Loans	408,971	425,374
Nonperforming assets	10,690	10,904
Allowance for credit losses (3)	7,700	6,396
Deposits	448,904	431,533
Common Equity	50,605	46,563
Total Capital (4)	64,105	60,063

Non-Financial Data
Full-time equivalent staff	115	120
Number of banking offices	12	12

Common Shares outstanding
Period end	7,702,127	7,681,877
Period average - basic	7,685,592	7,664,075
Period average - diluted	7,719,616	7,692,110

Market Ratios
Stock Price	$5.40	$4.30
Price/Earnings	12.44	38.93
Price/Book	0.82	0.71

(1) Common shareholder cash dividend of $191,542 was paid in the first quarter of 2009.

(2)  Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.

(3) Adjusted for Allowance for Off-Balance Sheet Credit Exposure.

(4) Includes $13.5 million in preferred stock issued to the U.S. Treasury under the TARP Capital Purchase Program.